Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-117090 on Form S-3, Post-Effective Amendment No.1 to Registration Statement No. 333-70212 on Form S-8/A, Registration Statement No. 333-105019 on Form S-8, Registration Statement No. 333-129205 on Form S-4, Registration Statement No. 333-130923 on Form S-4, Registration Statement No. 333-136750 on Form S-4 and Registration Statement No. 333-136752 on Form S-4 of our reports dated January 29, 2008, relating to the financial statements and financial statement schedule of Lennar Corporation and subsidiaries, and the effectiveness of Lennar Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2007.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

January 29, 2008